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                                                                EXHIBIT 23(a)





                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 18, 2002 (except for Note 13 for which the date is February 18, 2002, and Notes 1(p) and 25 for which the date is September 30,
2002) on the consolidated financial statements of Banco Santiago included in the Registration Statement (on Form F-4) and related Prospectus of Banco Santander - Chile (formerly Banco Santiago) for the registration of its Exchange Offer to exchange US$1,000 in principal amount of its notes due 2012 and a U.S. dollar amount in cash for each US$1,000 in principal amount of its 7% subordinated notes due 2007.

We also consent to the incorporation by reference therein of our reports on the consolidated financial statements as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 of Banco Santiago dated January 18, 2002 (except for notes 13, 21, 23, 24, 27 and 30, for which the date is February 18, 2002) and Banco Santander - Chile dated January 18, 2002 (except for Notes 22, 23 and 26 for which the date is May 28, 2002) included in the respective Annual Reports (Form 20-F) for 2001 filed with the Securities and Exchange Commission.

ERNST & YOUNG LIMITADA                                    /s/ Ernst & Young

Santiago, Chile October 31, 2002